Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Lorenzo Developments Inc.

We hereby consent to the inclusion in this Amendment No. 8 to Registration Statement on Form F-1 (No. 333-290068) of Lorenzo Developments Inc. and its subsidiaries (the “Company”) of our report dated on October 9, 2026, relating to our audits of the consolidated financial statements of the Company as of and for the year ended March 31, 2026 and 2025, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ ZH CPA, LLC

Denver, Colorado

November 12, 2026

999 18th Street, Suite 3000, Denver, CO, 80202 USA Phone: 1.303.386.7224 Fax: 1.303.386.7101 Email: admin@zhcpa.us